Exhibit 99.1

N E W S     R E L E A S E

Atmel Announces Sale of Nantes Fab
SAN JOSE, Calif., Dec 8, 2005 – Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced that it has concluded the sale of its Nantes, France manufacturing facility and the related foundry activities to XbyBus, a French corporation.
“We are pleased to be able to announce the sale to XbyBus which will preserve many jobs in France,” said George Perlegos, Chairman and Chief Executive Officer. “Additionally, this is an important step in Atmel’s plan to consolidate its manufacturing operations and reduce costs.”
XbyBus is planning to develop its activities in high reliability electronic components at the site. Atmel anticipates a net charge of approximately $8 million to $11 million for facilities and employee related costs.
Atmel will maintain a significant presence in Nantes with the design of Microcontroller products for the automotive and industrial markets along with its space related activities.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You AreSM.
© Atmel Corporation 2005. All rights reserved. Atmel®, logo and combinations thereof, and others, are registered trademarks, and Everywhere You AreSM and others are the trademarks of Atmel Corporation or its subsidiaries.

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s expected operations and operating results. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the actual costs incurred from the sale of the Nantes, France facility being higher than expected and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 25, 2005 and subsequent Form 10-Q reports.

Contact: Robert Pursel, Director, Investor Relations: 408-487-2677
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